Exhibit 99.1


PENTHOUSE MAGAZINE TO EMERGE FROM BANKRUPTCY; GENERAL MEDIA, INC. FILES REORGANIZATION PLAN



General Media, Inc., the publisher of Penthouse magazine, together with eight of its direct and indirect subsidiaries (the "Company") announced today the filing of a proposed Plan of Reorganization with the United States Bankruptcy Court. If confirmed, the Plan would deleverage the Company's balance sheet, restore liquidity, and enhance the Company's competitive position in the marketplace. In addition to Penthouse magazine, the Company publishes other magazines and is engaged in other media and entertainment businesses. The Plan results from discussions with the holders of approximately 89% of the Company's 15% Senior Notes due 2004 and its Official Committee of Unsecured Creditors. Under the Plan, holders of the Company's Senior Notes would exchange them for 1 million shares of common stock of the reorganized Company, representing 100% of the new common equity, plus new Term Loan Notes of up to $27 million. The new Term Loan Notes will bear interest at 13% per annum, payable in kind for the first three years of their seven-year term, and be secured by a first priority lien on all the reorganized company's assets, subordinate only to a lien granted to a lender under an exit financing facility of up to $15 million. General unsecured creditors, whose claims aggregate approximately $10 million, will share pro rata in $2 million in cash and $3 million principal amount of new Term Loan Notes. General Media, Inc. is a 99.5 per cent owned subsidiary of Penthouse International, Inc. (OTCBB: PHSL.OB), which has not filed for bankruptcy protection. No distribution on account of equity is proposed under the Plan. In connection with the Plan, the Company will enter into a ten-year agreement providing for Company founder Robert C. Guccione to continue providing his services as publisher emeritus of Penthouse magazine.


"We believe the continued publication of Penthouse is now ensured for many years," commented Robert C. Guccione, Chairman and Chief Executive Officer of General Media, Inc. and founder of Penthouse magazine. "This Plan of Reorganization will enable us to go forward as a financially viable enterprise with a manageable debt load. It also represents an important vote of confidence on the part of our major creditors, whose support has enabled us to pursue this reorganization."

The Court has scheduled a hearing for January 21, 2004 to consider approval of the proposed Disclosure Statement, filed along with the Plan of Reorganization. As previously announced, the Company filed a voluntary Chapter 11 petition on August 12, 2003 and obtained a $6 million debtor-in-possession credit facility in order to continue normal operations throughout the restructuring period. The Company estimates that it will complete its restructuring and emerge from Chapter 11 by the end of February 2004.


A copy of the proposed Plan of Reorganization and the related Disclosure Statement will be posted on the website of the Bankruptcy Court, http://www.nysb.uscourts.gov.


This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the fact that no assurances can be given that the Plan of Reorganization will enhance the Company's competitive position or ensure the continued publication of Penthouse magazine for many years, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission.


CONTACT INFORMATION: For General Media, Inc. Pachulski, Stang, Ziehl, Young, Jones & Weintraub Robert Feinstein, Esq., 212-561-7700